EXHIBIT 23.2

INDEPENDENT AUDITOR'S CONSENT



To the Board of Directors
Columbia Laboratories, Inc.


We hereby consent to the incorporation by reference in the Prospectus constituting part of the Pre-Effective Amendment No 1 to Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 of our report dated February 13, 2001, except for the third paragraph of Note 10 as to which the date is March 12, 2001, related to the consolidated financial statements of Columbia Laboratories, Inc. as of December 31, 2000 and 1999 and for the years ended December 31, 2000, 1999 and 1998 which report appears in the December 31, 2000 annual report on Form 10-K of Columbia Laboratories, Inc. We also consent to the reference to our Firm under the captions "Experts" in such Prospectus.






GOLDSTEIN GOLUB KESSLER LLP
New York, New York

April 12, 2001














NY2:\1034329\01\m63d01!.DOC\37965.0012